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                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                     YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------
                                                 1999           2000           2001           2002           2003
                                              ---------      ---------      ---------      ---------      ---------
Pretax income from continuing operations      $  24,547      $  37,446      $ 139,983      $ 106,941      $ 130,266
Less: Income from equity investees                  725            729            918            750            750
Less: Minority interest                              --             --             99             --           (100)
Distributed income from equity investees            920            453            735          1,374          1,250
Amortization of capitalized interest              8,070          9,711         34,241         28,133         35,348
Interest expense                                  1,837          3,282          1,087            257          1,673
Fixed charges                                    11,261         17,051         26,297         30,482         62,186
Less: Interest capitalized during the
   period                                         9,339         13,212         22,067         27,742         55,139
                                              ---------      ---------      ---------      ---------      ---------
Earnings                                      $  36,571      $  54,002      $ 179,259      $ 138,695      $ 174,934
                                              =========      =========      =========      =========      =========



Net amortization of debt discount and
   premium and issuance expense               $      --      $     240      $   1,735      $   1,474      $   3,840
Interest portion of rental expense                   85            199            589            589            750
Interest incurred, whether expensed or
   capitalized                                   11,176         16,612         23,973         28,419         57,596
                                              ---------      ---------      ---------      ---------      ---------
Fixed Charges                                    11,261         17,051         26,297         30,482         62,186
                                              =========      =========      =========      =========      =========

Ratio of Earnings to Fixed Charges                  3.2            3.2            6.8            4.6            2.8
                                              =========      =========      =========      =========      =========

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